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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:                Separate Account B


Address of Principal Business Office (No. & Street, City, State, Zip Code):

                     Pacific Mutual Life Insurance Company
                            700 Newport Center Drive
                        Newport Beach, California 92660


Telephone Number (including area code:     1-800-722-2333

Name and address of agent for service of process:

                                Diane N. Ledger
                            Assistant Vice President
                     Pacific Mutual Life Insurance Company
                            700 Newport Center Drive
                        Newport Beach, California 92660


Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES / X /        NO /____/
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                                   SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Newport Beach, in the State of California on the 15th day of October, 1996.

                                  SEPARATE ACCOUNT B

                          BY:     PACIFIC MUTUAL LIFE INSURANCE COMPANY
                                           (Depositor)



                          BY:     /s/TC SUTTON
                                  Thomas C. Sutton
                                  Chief Executive Officer


Attest:  /s/DIANE N. LEDGER
         Diane N. Ledger
         Assistant Vice President


October 15, 1996